EXHIBIT  99.1

FOR  IMMEDIATE  RELEASE

Nettaxi.com  and  RAE  Systems  Inc.  Agree  to  Merge

Campbell, California, January 10, 2002- Nettaxi.com (OTC BB: NTXY), a community and portal Web site that has been pursuing strategic opportunities for the acquisition or merger of an appropriate business, today announced that it has entered into a definitive merger agreement with RAE Systems Inc. RAE Systems was established in 1991 and is recognized as a leading manufacturer of technologically advanced single and multiple sensor atmospheric monitors, photo-ionization detectors, gas detection tubes, sampling pumps, and wirelessly connected gas detection and security monitoring systems. RAE System's proprietary and patented technology can also be used in the detection and response to certain contaminants and vapors associated with weapons of mass destruction.

Under the terms of the merger agreement, unanimously approved by both Boards of Directors, RAE Systems shareholders will receive a majority of the outstanding shares of the combined entity. Subject to the approval of shareholders, Nettaxi shares will be reverse split at the ratio of 5.67 to 1 prior to the closing of the merger. The management and Board of Directors of Nettaxi will resign at the closing of the merger and be replaced with the Board of Directors and management team of RAE Systems. The transaction, which is expected to be tax-free to shareholders of both companies for U.S. Federal income tax purposes is subject to the approval of each party's shareholders. Upon completion of the merger, the new company will be known as RAE Systems Inc. The merger would make RAE Systems a public company. Further information regarding the merger will be provided in a proxy statement filed with the Securities and Exchange Commission.

"The merger with Nettaxi will allow us to expand our operations, exploit our market opportunities and continue to develop and enhance our product line" said Robert Chen, Chairman of RAE Systems Inc. "We believe our combined resources will be a significant benefit to all of the shareholders involved."

"We believe the merger with RAE Systems is the fruit of our acquisition strategy which we announced in May 2001." said Robert A. Rositano, Jr. CEO of Nettaxi. "All year, we have worked aggressively to cut costs and downsize our operations while seeking to identify an appropriate merger candidate. In the course of this effort, we have analyzed numerous potential candidates of varying qualities. RAE Systems stands out amongst all of these candidates because of its strong track record and quality business."


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About  Nettaxi.com

Nettaxi.com is an Internet portal with a range of services and content. Nettaxi offers members access to broadband content featuring sports, movie clips, movie trailers and other forms of entertainment. Nettaxi has been seeking a strategic acquisition of a new and profitable business model that could potentially increase shareholder value. Nettaxi is found on the Web at
<http://www.nettaxi.com/>  www.nettaxi.com.
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About  RAE  Systems

RAE Systems Inc. was established in 1991. RAE Systems is recognized as a leading manufacturer of technologically advanced single and multiple sensor atmospheric monitors, photo-ionization detectors, gas detection tubes, sampling pumps, and wirelessly connected gas detection and security monitoring systems. RAE Systems commercial customers include: American Airlines, United Airlines, US Airways, General Motors, Honda, Exxon, IBM, Mobile, DOW, Texaco, DuPont, Chevron, Hewlett-Packard, British Petroleum, Amoco, Motorola, Boeing, and Intel. Based in the heart of "Silicon Valley", RAE Systems is a progressive, high-tech company with manufacturing and distribution networks spanning the entire globe.

Important  Information

This press release does not constitute a request for a proxy. Nettaxi plans to file a proxy statement with the Securities and Exchange Commission relating to Nettaxi's solicitation of proxies from the stockholders of Nettaxi with respect to the Nettaxi 2002 annual meeting of stockholders. NETTAXI ADVISES SECURITY HOLDERS TO READ ITS PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Nettaxi's proxy statement and other relevant documents will be available for free at www.sec.gov. You may also obtain a free copy of Nettaxi proxy statement, when it becomes available, by writing to Nettaxi at 1875 South Bascom Ave., No. 116, Campbell, CA 95008. Detailed information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of Nettaxi's shareholders will be available in the soliciting materials on Schedule 14A filed by Nettaxi with the SEC.

Safe  Harbor  Statement

The matters discussed in this communication include forward-looking statements such as statements relating to our ability to successfully complete the transactions contemplated by the merger agreement and statements relative to the merger regarding whether the merger will add value to our business. These forward looking statements are subject to various risks, uncertainties, and other factors that could cause actual results to vary materially from the results anticipated in such forward-looking statements. Such risks and uncertainties include, but are not limited to the possibility that we will be unable to obtain shareholder approval of the transaction or that we will be unable to close the transaction contemplated. The inability to accurately predict the success of our combined companies and other risks are detailed from time to time in our filings with the Securities and Exchange Commission represents our judgment as of the date of this release. We disclaim any intent or obligation to update these forward-looking statements.

Contact:  Robert Rositano, CEO Nettaxi, (408) 879-9880 ext. 101


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